UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 4, 2010

Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33500	05-0563787
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3180 Porter Drive, Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 496-3777

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On May 5, 2010, Jazz Pharmaceuticals, Inc. issued a press release announcing its financial results for the quarter ended March 31, 2010. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information in this Item 2.02 and in the press release furnished as Exhibit 99.1 to this current report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 2.02 and in the press release furnished as Exhibit 99.1 to this current report shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by Jazz Pharmaceuticals, Inc., whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2010, the Board of Directors (the “Board”) of Jazz Pharmaceuticals, Inc. (the “Company”) approved an increase to the total number of authorized directors to twelve (12) directors and, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Rick E. Winningham to the Board, effective as of May 4, 2010. Mr. Winningham will serve in the class of directors whose term of office expires at the Company’s 2012 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Winningham was not appointed to any Board committees in connection with his election to the Board. Mr. Winningham is the Chief Executive Officer and Chairman of the Board of Theravance, Inc.

In accordance with the Company’s compensation program for non-employee directors, Mr. Winningham is entitled to receive a $30,000 annual retainer for service as a Board member and will be reimbursed for reasonable expenses incurred in attending meetings of the Board. Under the Company’s compensation program for non-employee directors, Mr. Winningham will be eligible for a supplemental annual retainer ranging from $5,000 to $15,000 if Mr. Winningham is appointed as the chair of any Board committee. In connection with his election to the Board, Mr. Winningham, as a non-employee director and pursuant to the Company’s 2007 Non-Employee Directors Stock Option Plan (the “Directors Option Plan”), was granted an initial option to purchase 30,000 shares of Common Stock (the “Initial Option”) on May 4, 2010. The Initial Option vests with respect to one-third of the shares on the first anniversary of the date of grant, and the balance will vest in 24 successive equal monthly installments thereafter. As a non-employee director, Mr. Winningham will also receive annual grants of options to purchase 10,000 shares of Common Stock under the Directors Option Plan, which such annual options vest in 12 equal monthly installments beginning one month after the date of grant, which date of grant is generally the first trading day on or after August 15th of each year. All stock options granted under the Directors Option Plan have a term of ten years, and the exercise price of each option is 100% of the fair market value of the Common Stock on the date of grant. As a non-employee director, Mr. Winningham is eligible to participate in the Company’s Directors Deferred Compensation Plan (the “Deferred Compensation Plan”), pursuant to which he may elect to defer receipt of all or a portion of his annual retainer fees to a future date or dates. Under the Deferred Compensation Plan, any amounts so deferred are credited to a phantom stock account. Upon a separation from the Board or the occurrence of a change in control, each non-employee director who has elected to defer receipt of his or her annual retainer fees will receive (or commence receiving, depending upon whether the director has elected to receive distributions from his or her phantom stock account in a lump sum or in installments over time) a distribution of his or her phantom stock account, in either cash or shares of the Company’s common stock.

In connection with Mr. Winningham’s election to the Board, he and the Company entered into the Company’s standard indemnity agreement for the Company’s directors and officers, which requires the Company to indemnify Mr. Winningham, under the circumstances and to the extent provided for therein, against certain expenses and other amounts incurred by Mr. Winningham as a result of being made a party to certain actions, suits, proceedings and the like by reason of his position as a director of the Company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release dated May 5, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS, INC.

By:	/s/ CAROL GAMBLE
Carol Gamble
Senior Vice President, General Counsel & Secretary

Date: May 5, 2010

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated May 5, 2010